Exhibit 10.9.3

THE PRINCIPAL

SELECT SAVINGS EXCESS PLAN

FOR INDIVIDUAL FIELD

(Amended and Restated Effective January 1, 2016)

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INTRODUCTION

The Company maintains THE PRINCIPAL SELECT SAVINGS EXCESS PLAN FOR INDIVIDUAL FIELD for the benefit of a select group of Agents, who, due to the amount of their compensation, are unable to fully participate in the elective deferral and matching contributions available to the other eligible participants in the Associated Plan.

The Company established The Principal Select Savings Excess Plan on September 1, 1988.  That plan was amended from time to time, and was last restated on June 1, 2014.  Agents and Field Managers participated in that plan until January 1, 2009, at which point that plan was divided into two plans — The Principal Select Savings Excess Plan for Employees, which covered Employees, and this Plan, which covered Agents and Field Managers through December 31, 2010.  Benefits and liabilities accrued under The Principal Select Savings Excess Plan before January 1, 2009, with respect to Agents and Field Managers were transferred to this Plan effective January 1, 2009.   Effective January 1, 2011, the Field Managers were moved to The Principal Select Savings Excess Plan for Employees and this Plan now covers only Agents.  Benefits and liabilities accrued under this Plan before January 1, 2011, in regard to the Field Managers were transferred into the Principal Select Savings Excess Plan for Employees as of January 1, 2011.

The Plan covers only Agents.  The Plan is intended to be a nonqualified plan for purposes of Code § 401.  The Plan also is intended to be a nonqualified deferred compensation plan that meets the requirements of paragraphs (2), (3) and (4) of Code § 409A, and the terms and provisions of the Plan should be interpreted and applied in a manner consistent with such requirements, including final Treasury Regulations and other guidance issued under Code § 409A.

This restatement is effective January 1, 2016, and replaces the prior plan document.

ARTICLE I

DEFINITIONS

SECTION 1.01 — FORMAT

Words and phrases defined in the DEFINITIONS SECTION of this Article will have the defined meaning when used in this Plan, unless the context clearly indicates otherwise.  These words and phrases will have an initial capital letter to aid in identifying them as defined terms.

Words and phrases with an initial capital letter that are not defined in the DEFINITIONS SECTION of this Article will have the meaning assigned to such word or phrase under the Associated Plan, unless the context clearly indicates otherwise.

SECTION 1.02 — DEFINITIONS

Account means an account established for a Participant pursuant to the ACCOUNTS SECTION of Article III.

Active Participant means an Agent in the Eligible Group who has enrolled in this Plan.

Agent means an individual who holds a current agent contract with a DD 713 addendum or any successor full-time contract with the Company or a Controlled Group Member.

For the purposes of this Plan only, Agent will also include individuals within career distribution who have been classified as “financial representatives” as identified on the Company’s payroll system, and who do not hold an agent contract with a DD 713 addendum.

If the individual is in fact eligible for an agent contract with a DD 713 addendum or a successor full-time contract, or is determined to be a full-time insurance agent for any other purpose, he will not be considered an

Agent unless he is classified by the Company or Controlled Group Member as holding a current agent contract with a DD 713 addendum or successor full-time contract, regardless of whether he is subsequently determined to be an Agent, Field Manager, or Employee for any other purpose.

Aggregated Plan means any other deferred compensation plan maintained by the Company or a Controlled Group Member that is subject to Code § 409A and that is aggregated with this Plan under Treasury Regulation § 1.409A-1(c)(2).

Annual Incentive Pay means an annual payment received under a plan designated by the Company.  Amounts received from a long-term performance plan or stock accumulation program shall not be considered Annual Incentive Pay for purposes of the Plan.

Associated Plan means The Principal Select Savings Plan for Individual Field.

Beneficiary means the person or persons designated as such pursuant to the BENEFICIARIES SECTION of Article X.

Board means the Board of Directors of Principal Life Insurance Company.

Change of Control means the date of occurrence of any of the following, to the extent such occurrence constitutes a change of control event (as defined in Treasury Regulation § 1.409A-3(i)(5)(i)) with respect to Principal Financial Group:

(a)                                 a change in the ownership of Principal Financial Group occurs when any one person or a group of persons acquires stock in Principal Financial Group that is more than fifty percent (50%) of the total fair market value or total voting power of the stock of Principal Financial Group;

(b)                                 a change in the effective control of Principal Financial Group occurs when any one person or a group of persons acquires within a twelve (12)-month period, stock in Principal Financial Group possessing thirty percent (30%) or more of the total voting power of the stock of Principal Financial Group; or when a majority of the board of directors of Principal Financial Group is replaced during a twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the board of directors of Principal Financial Group; or

(c)                                  a change in the ownership of a substantial portion of the assets of Principal Financial Group occurs when any one person or group of persons acquires or has acquired during a twelve (12)-month period, assets from Principal Financial Group that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Principal Financial Group immediately prior to such acquisition.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the common stock, par value $0.01, of Principal Financial Group.

Company means Principal Life Insurance Company and any successors thereto.

Company Match Credit means a credit to an Account made in accordance with the COMPANY MATCH CREDITS SECTION of Article III.

Compensation means income as reported in the “Wages, Tips, and Other Compensation” box on Form W-2 attributable to services performed for the Company or a Participating Controlled Group Member.  Compensation also includes any elective deferral (as defined in Code § 402(g)(3)) to the Associated Plan, and any amount which is deferred at the election of the Agent under this Plan or any other nonqualified plan maintained by the Company or Participating Controlled Group Member, and any amount which is contributed or deferred at the election of the Agent which is not includible in the gross income of the Agent by reason of Code §§ 125, 132(f)(4) or 457.

Compensation will exclude the following:

(a)                                 expense reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation (other than elective contributions as stated above), and welfare benefits (except short-term disability);

(b)                                 Annual Incentive Pay earned with respect to service while classified by the Company’s or Participating Controlled Group Member’s payroll system as “investment” or “industry variant”:

(c)                                  any bonus or incentive pay paid by the Company or a Controlled Group Member, unless otherwise designated by the Company including (but not limited to):

(i)                                     any amount paid under any long-term incentive compensation plan or any stock incentive plan;

(ii)                                  any sign-on bonus or stay bonus;

(d)                                 amounts earned as a result of an Agent’s Separation from Service; (e)   any income from restricted stock or stock units or the exercise of statutory or non-statutory stock options under any plan maintained by the Company or Participating Controlled Group Member, except as specifically provided in a written agreement or other writing of the Company or Participating Controlled Group Member in effect prior to the start of the applicable Plan Year; and

(f)                                   any amounts paid after an Agent’s Separation from Service, except for amounts earned for services attributable to the final payroll period that includes the date of the Agent’s Separation from Service.

Controlled Group Member means any corporation or other business entity (including Principal Financial Group) that is a member of the same controlled group as, or under common control with, the Company as determined under Code § 414(b) or (c) (and for purposes of determining whether a Separation from Service has occurred, a standard of “at least 80 percent” will be used to identify a controlled group member under Code § 414(b) and (c) notwithstanding the default standard of “at least 50 percent” found in Treasury Regulation § 1.409A-1(h)(3)).

Disability or Disabled means that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

Elective Deferral Credit means a credit to an Account made in accordance with the ELECTIVE DEFERRAL CREDITS SECTION of Article III.

Eligible Group means the group of Agents who are eligible to participate in the Plan, as determined under the ELIGIBLE GROUP SECTION of Article II.

Employee means any common-law employee of the Company or a Controlled Group Member (while it is Controlled Group Member) and includes a Field Manager.  For purposes of this Plan, the term Employee does not include an Agent.

Employer Credits means Company Match Credits and Employer Discretionary Credits.

Employer Discretionary Credit means a credit to the Account made in accordance with the EMPLOYER DISCRETIONARY CREDITS SECTION of Article III.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Field Manager means a person who holds a current manager base contract with a DD 713 addendum, or any successor full-time contract, with the Company or a Participating Controlled Group Member or is designated as such by the Company or a Participating Controlled Group Member.

Grandfathered Choice Participant means a Participant who was offered a benefit formula election under the terms of The Principal Pension Plan and who elected to continue to have his benefit calculated under the benefit formula in effect as of December 31, 2005, rather than under the new benefit formula that first became effective January 1, 2006.

Participant means any Active Participant, or any current or former Agent who is not an Active Participant but who has a balance remaining in an Account under the Plan.

Participating Controlled Group Member means any Controlled Group Member that has adopted the Plan and that employs or has a contract with one or more Participants, as listed in Attachment A (a Participating Controlled Group Member will automatically cease to participate if it ceases to be a Controlled Group Member).

Plan means The Principal Select Savings Excess Plan for Individual Field.

Plan Year means the calendar year.

Principal Financial Group means Principal Financial Group, Inc., a Delaware corporation, together with all successors thereto.

Separation from Service means a “separation from service within the meaning of Code § 409A and that all agreements pursuant to which the individual provides services to the Company or any Controlled Group Member have expired, if the expiration constitutes a good-faith and complete termination of the contractual relationship; provided that, no Separation from Service will be deemed to have occurred if the Company or Controlled Group Member intends to contract again for the services such individual provided under the expired contract (including an intention to contract again that is conditioned upon the recipient incurring a need for the services provided under the expired contract, the availability of funds, or both) and neither the Company or Controlled Group Member, nor the individual, has eliminated the individual as a possible provider of services under any such new contract.  If the individual is or becomes an Employee, a Separation from Service will occur when the Company and the Participant reasonably anticipate that no further services will be performed for the Company or any Controlled Group Member after a certain date or that the level of services the Participant will perform after such date will permanently decrease to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period of services if the Participant has been providing services for less than thirty-six (36) months); except as otherwise provided in Code § 409A, including final Treasury Regulations and other guidance issued thereunder.

In the case of a sale or other disposition of stock or substantial assets, whether a Separation from Service has occurred may be affected by the provisions of the CONTRACTUAL OBLIGATIONS SECTION of Article IX.

Specified Employee means an Employee who at any time during the twelve (12) month period ending on the identification date (defined below) was a “key employee” as defined under Code § 416(i) (applied in accordance with the regulations thereunder, but without regard to paragraph (5) thereof).  Principal Financial Group or the Company may adopt a Specified Employee Identification Policy that specifies the identification date, the effective date of any change in the key employee group, compensation definition and other variables that are relevant in identifying Specified Employees, and which may include an alternative method of identifying Specified Employees consistent with the regulations under Code § 409A.  In the absence of any such policy or policy provision, for purposes of the above, the “identification date” is each December 31st, and an Employee who satisfies the above conditions will be considered to be a “Specified Employee” from April 1st following the identification date to March 31st of the following year, and the compensation and other variables, and special rules for corporate events and special rules relating to nonresident aliens, that are necessary in identifying Specified Employees will be determined and applied in accordance with the defaults specified in the regulations under Code § 409A.  Any Specified Employee Identification Policy will apply uniformly to all nonqualified deferred compensation plans subject to Code § 409A that are maintained by the Company or a Controlled Group Member.

Transfer Credit means a credit to an Account made in accordance with the TRANSFER CREDITS SECTION of Article III.

Valuation Date means each day on which trading occurs on the New York Stock Exchange.

ARTICLE II

PARTICIPATION

SECTION 2.01 — ELIGIBLE GROUP

All Agents who are in the Eligible Group will be eligible to participate in the Plan.   An Agent is in the Eligible Group if:

(a)                                 He has a contract with the Company or a Participating Controlled Group Member (while it is a Participating Controlled Group Member);

(b)                                 He is eligible for the Associated Plan;

(c)                                  His Compensation in any Plan Year is one hundred and twenty-five percent (125%) or more of the compensation levelrequired to be a “highly compensated employee” under Code § 414(q); and

(d)                                 The Corporate Management Committee, which is described in the ADMINISTRATION SECTION of Article VIII, has selected the individual for participation and has directed the Company to notify the individual in writing that he is eligible to participate in the Plan.

The Corporate Management Committee in its sole and absolute discretion may determine that an Agent who satisfies the conditions of paragraph (c) above will not be eligible to participate in the Plan.  The Plan covers only Agents.

An Agent will cease to be in the Eligible Group upon his Separation from Service or as of such earlier date on which he ceases to satisfy the eligibility requirements specified above.

An Agent who ceases to be in the Eligible Group will cease to be an Active Participant as of the date provided in the END OF ELIGIBILITY AND PARTICIPATION SECTION of this Article.

SECTION 2.02 — NOTICE OF ELIGIBILITY

The Company will notify an Agent in writing of his eligibility to participate in the Plan and an individual will not be eligible until he receives such notice.

SECTION 2.03 — INITIAL ENROLLMENT

An Agent in the Eligible Group who has not already been a participant in any Aggregated Account Balance Plan will be allowed to enroll in and make initial deferral and distribution elections under the Plan during the thirty (30) day period following the date he is notified of his eligibility to participate in the Plan, with enrollment to be effective as of the first day of the month that next follows the last day of such thirty (30) day period.  Deferral and distribution elections will be irrevocable at the end of the thirty (30) day period.  Otherwise, an Agent in the Eligible Group may elect to enroll and make initial deferral and distribution elections for the next or any subsequent Plan Year during the annual enrollment period established by the Company for such Plan Year, which annual enrollment period will end not later than the last day of the prior Plan Year.

An enrollment election is required and must be made in such manner and in accordance with such rules as may be prescribed for this purpose by the Company.

SECTION 2.04 — END OF ELIGIBILITY AND PARTICIPATION

An Active Participant will continue as an Active Participant until the earliest of:

(a)                                 The date of his Separation from Service;

(b)                                 The date on which the Plan is terminated in a liquidation termination described in the AMENDMENT AND TERMINATION SECTION of Article X; or

(c)                                  The last day of the Plan Year in which he ceases to be in the Eligible Group (other than as a result of a Separation from Service) or in which the Plan is terminated other than in a liquidation termination described in the AMENDMENT AND TERMINATION SECTION of Article X.

A Participant will continue as a Participant until he has received a full distribution of the benefit due under the Plan.

In the event a Participant’s eligibility under this Plan ceases as the result of a change in workforce classification and as a result the Participant becomes eligible and enrolls in The Principal Select Savings Excess Plan for Employees, his benefits and liabilities will transfer to The Principal Select Savings Excess Plan for Employees.

SECTION 2.05 — REENROLLMENT FOLLOWING A BREAK IN ELIGIBILITY

Except as otherwise provided in the DISTRIBUTION EVENTS SECTION of Article V, in the case of an individual who ceases to be in the Eligible Group and who later reenters the Eligible Group:

(a)                                 If he reenters the Eligible Group twenty-four (24) months or more after he both ceases to be an Active Participant and ceases to be eligible under all Aggregated Plans, he will be eligible to reenroll in accordance with the INITIAL ENROLLMENT SECTION of this Article.

(b)                                 If he reenters the Eligible Group within twenty-four (24) months after he both ceases to be an Active Participant and ceases to be eligible under all Aggregated Plans, the deferral and distribution elections that were in effect when he ceased to be in the Eligible Group will be reinstated when he reenters the Eligible Group.

The deferral and distribution elections made upon rehire or subsequent changes to such elections will not affect the distribution of benefits the individual may be receiving as a result of a previous distribution event.

SECTION 2.06 — TRANSFER FROM THE PRINCIPAL SELECT SAVINGS EXCESS PLAN FOR EMPLOYEES

In the case of an individual who transfers from The Principal Select Savings Excess Plan for Employees to the Plan:

(a)                                 Any elections related to Elective Deferral Credits made in The Principal Select Savings Excess Plan for Employees shall remain in effect with respect to the Plan.  If the election for Compensation other than Annual Incentive Pay exceeds the limitation in Section 3.01(b) (i.e., 15%),it shall remain in effect for the Plan Year that includes the transfer.  In the subsequent Plan Year, if such election is carried over under the “evergreen” provision of the Plan, it will be reduced to 15%.

(b)                                 Such individual’s benefit and liability from The Principal Select Savings Excess Plan for Employees will transfer to the Plan.  Such amounts will be transferred to the portion of the Account related to Elective Deferral Credits, Company Match Credits or Employer Discretionary Credits consistent with how such amount was maintained in The Principal Select Savings Excess Plan for Employees.  The individual’s Account under the Plan will be deemed to be invested in the same hypothetical investment options as invested in The Principal Select Savings Excess Plan for Employees immediately prior to the transfer.  To the extent that one or more of such investment options are not available under the Plan, the respective amounts will receive earnings credits based on such “default” investment option as may be selected for this purpose by the Company.  The individual will be able to direct the hypothetical investment of his Account after the transfer in accordance with Article IV.

(c)                                  Any distribution election made by the individual under The Principal Select Savings Excess Plan for Employees, or if no election was made, such default distribution form and time, shall continue to apply to his Account under the Plan, subject to additional distribution elections allowed under Section 6.04, and the other terms of the Plan.

(d)                                 The beneficiary designated under The Principal Select Savings Excess Plan for Employees shall be the Beneficiary designated for purposes of the Plan, until otherwise revised consistent with Section 10.05 and the terms of the Plan.

ARTICLE III

CONTRIBUTION CREDITS

SECTION 3.01 — ELECTIVE DEFERRAL CREDITS

Elective Deferral Credits will be made for each pay date on behalf of each Active Participant who has enrolled in the Plan and thereby elects to have his Compensation reduced in order to receive Elective Deferral Credits.  The Elective Deferral Credits for a pay date will be added to the appropriate Account on or as soon as administratively practicable after the pay date in an amount equal to the amount of the reduction in his Compensation.

An Active Participant may elect to reduce his Compensation in any percentage up to two (2) decimal places, not more than one-hundred percent (100%).  An election will be effective during a Plan Year.

A deferral election (or the modification or revocation of a deferral election) must be made in such manner and in accordance with such rules as may be prescribed for this purpose by the Company.  A deferral election must be made as part of enrollment described in the INITIAL ENROLLMENT SECTION of Article II.

Compensation will be reduced first to provide Elective Deferral Credits under this Plan, prior to any reduction for any contribution or other amount drawn from Compensation.  However, the FICA taxes due on Elective Deferral Credits, Company Match Credits \and Employer Discretionary Credits plus pyramided income taxes on such FICA amounts, will be drawn from the Plan and will reduce the net Elective Deferral Credits, the Company Match Credits and the Employer Discretionary Credits to the extent other Compensation is not available to provide for FICA.

A deferral election applied against any Compensation must be made by December 31st (or such earlier date as may be established by the Company) of the year prior to the year in which the services are performed that give rise to the right to receive such Compensation.  For this purpose, the services that give rise to commissions are treated as being performed in the Plan Year in which the customer remits payment to the Company or Participating Controlled Group Member that gives rise to the commissions payable to the Participant.  A separate deferral election will be allowed for Annual Incentive Pay and all other Compensation.  The deferral of Annual Incentive Pay will apply to Annual Incentive Pay earned in the Plan Year in which the services attributable to the Annual Incentive Pay are performed, without regard to when the Annual Incentive Pay is actually paid.

For the Plan Year in which an Agent is first notified of eligibility for the Plan, an election made within the thirty (30) day period referenced in the INITIAL ENROLLMENT SECTION of Article II (if applicable to the Agent) will apply to Compensation and Annual Incentive Pay attributable to pay periods that start after the effective date of enrollment as provided in the INITIAL ENROLLMENT SECTION of Article II.  The initial election will apply to a pro-rata portion of any Annual Incentive Pay payable for services performed during the period in which the election becomes irrevocable (with the percentage determined by dividing the number of days remaining in the performance or service period after the effective date of the enrollment over the total number of days in the performance or service period).

Except as otherwise provided in the DISTRIBUTION EVENTS Section of Article V, an election applied against any Compensation will be “evergreen” — that is, it will automatically be carried over and applied to the next Plan Year unless revoked or changed by the Participant by December 31st (or such earlier date as may be established by the Company) of the prior Plan Year; except that, an election will not apply to a Plan Year (and a new election will be required) if the election would result in any credits inconsistent with the terms of the Plan.

An election generally will be irrevocable for a Plan Year, but will be revoked ifthe Participant receives a withdrawal for unforeseeable emergency from this Plan pursuant to the UNFORESEEABLE EMERGENCY WITHDRAWALS SECTION of Article V (or receives a comparable withdrawal from any Aggregated Plan).

An election in effect for a given Plan Year (or portion thereof) with respect to any Compensation that is paid as part of payroll will apply only to payroll periods ending within the Plan Year (i.e., if the final payroll period starts within a Plan Year and ends in the following Plan Year, the election in effect for the following Plan Year will apply to amounts payable for such payroll period.

The Company may, in its sole discretion, limit the minimum or maximum amount of Elective Deferral Credits that are allowed under the Plan by any Active Participant or any group of Active Participants, provided that such limit is established in writing prior to the beginning of the Plan Year or prior to enrollment of the affected Participant.

SECTION 3.02 — COMPANY MATCH CREDITS.

A Company Match Credit will be added to the Account of an Active Participant for a given pay date if such Participant receives an Elective Deferral Credit for such pay date under the ELECTIVE DEFERRAL CREDITS SECTION of this Article.  The amount of the Company Match Credit for a given pay date will equal:

(a)                                 In the case of any Active Participant who is a Grandfathered Choice Participant, an amount equal to fifty percent (50%) of the Participant’s Elective Deferral Credits for such pay date; provided that, Elective Deferral Credits that are over six percent (6%) of Compensation will not be matched; or

(b)                                 In the case of any other Active Participant, an amount equal to seventy five percent (75%) of the Participant’s Elective Deferral Credits for such pay date; provided that, Elective Deferral Credits that are over eight percent (8%) of Compensation will not be matched.

Notwithstanding the foregoing, in no event will a Grandfathered Choice Participant receive a Company Match Credit, that when combined with any company match made to the Associated Plan for the same pay period, will be more than three percent (3%) of Compensation for a given pay date (or for all other Participants, more than six percent (6%) of Compensation for a given pay date).

An additional Company Match Credit may be added to the Account of a Participant who is an Active Participant on the last day of the Plan Year or a Participant that had a Separation from Service during the Plan Year after attaining age 57.  The amount of any additional Company Match Credit shall be determined under (a) or (b) above, as applicable, but based on the Participant’s Elective Deferral Credits made for the Plan Year (and not by pay period) and offset by Company Match Credits already made to the Participant’s Account for the Plan Year.

SECTION 3.03 — EMPLOYER DISCRETIONARY CREDITS

The Company or a Participating Controlled Group Member may make Employer Discretionary Credits to the Account of an Active Participant as determined each Plan Year by the Company or a Participating Controlled Group Member.

SECTION 3.04 — TRANSFER CREDITS.

In the case of a Participant who also was a participant in The Principal Nonqualified Defined Contribution Plan for Designated Participants, a Transfer Credit will be added to the Account of such Participant to reflect a transfer of any balance from such plan to this Plan made pursuant to the terms of such plan or at the direction of the Company.

SECTION 3.05 — ACCOUNTS

Accounts will be maintained under the Plan on behalf of each Participant to separately reflect amounts attributable to:

(a)                                 Elective Deferral Credits under the ELECTIVE DEFERRAL CREDITS SECTION of this Article;

(b)                                 Company Match Credits under the COMPANY MATCH CREDITS SECTION of this Article; (c)         Employer Discretionary Credits under the EMPLOYER DISCRETIONARY Section of this Article, and

(d)                                 Transfer Credits under the TRANSFER CREDITS SECTION of this Article.

Account balances will be expressed in United States Dollars.

Accounts are for bookkeeping purposes only and the maintenance of Accounts will not require any segregation of assets of the Company or any Participating Controlled Group Member.  Neither the Company nor any Participating Controlled Group Member will have any obligation whatsoever to set aside funds for the Plan or for the benefit of any Participant or Beneficiary, and no Participant or Beneficiary will have any rights to any amounts that may be set aside other than the rights of an unsecured general creditor of the Company or Participating Controlled Group Member that employs (or employed) the Participant.

ARTICLE IV

EARNINGS CREDITS

SECTION 4.01 — ADJUSTMENT TO REFLECT EARNINGS CREDITS

Accounts will be adjusted (increased or decreased) as of each Valuation Date to reflect earnings credits as determined under the EARNINGS CREDITS SECTION of this Article.

SECTION 4.02 — EARNINGS CREDITS

Earnings credits will be determined based on the performance of one or more investment options deemed to be available under the Plan.

The Company, in its sole discretion, will determine the investment options that will be available as benchmarks for determining the earnings credit, which may include mutual funds, common or commingled investment funds, group annuity contracts or any other investment option deemed appropriate by the Company, and will include a fund that invests (or is deemed to invest) in Common Stock.  The Company may at any time and from time to time add to, remove from or substitute the investment options deemed to be available under the Plan.

A Participant (or Beneficiary following the death of the Participant) will be allowed on a hypothetical basis to direct the investment of his Account among the investment options available under the Plan.  Hypothetical investment directions may be given with such frequency as is deemed appropriate by the Company, and must be made in such percentage or dollar increments, in such manner and in accordance with such rules as may be prescribed for this purpose by the Company (including by means of a voice response or other electronic system under circumstances so authorized by the Company).  If an investment option has a loss, the earnings credit attributable to such investment option will serve to reduce the Account; similarly, if an investment option has a gain, the earnings credit attributable to such investment option will serve to increase the Account.  If the Participant fails to elect an investment option, the earnings credit will be based on such “default” investment option as may be selected for this purpose by the Company.

Earnings credits (both increase and reductions) will be reflected through the date of payment as provided in the TIME OF DISTRIBUTION SECTION of Article VII.

An Account is subject to any minimum guarantees applicable under a group annuity contract or other investment arrangement.

SECTION 4.03 — HYPOTHETICAL INVESTMENTS

All investment directions of a Participant or Beneficiary will be on a “hypothetical” basis for the sole purpose of establishing the earnings credit for his Account — that is, the Account will be adjusted for earnings credits as if the Account were invested pursuant to the investment directions of the Participant or Beneficiary, but actual investments need not be made pursuant to such directions.  However, the Company, in its sole discretion and without any obligation, may direct that investments be made per the investment directions of Participants and Beneficiaries in order to hedge the liability of the Company and Participating Controlled Group Members.

If the Company directs that investments actually be made in Common Stock to hedge liability, any transactions costs (brokerage fees and commissions) on purchases and sales of Common Stock will be charged to the Participant’s Account.

SECTION 4.04 — DURATION OF INVESTMENT CONTROL

A Participant will be allowed to direct investments on a hypothetical basis until his Account is paid as a lump-sum measured under the CALCULATION OF LUMP-SUM OR INSTALLMENT PAYMENTS SECTION of Article VI or converted to an annuity under the CALCULATION OF ANNUITY PAYMENTS SECTION of Article VI, or throughout the installment period as provided in the CALCULATION OF LUMP-SUM OR INSTALLMENT PAYMENTS SECTION of Article VI.

SECTION 4.05 — EXPENSES

The Administrator, in its sole discretion, may reduce a Participant’s Account to reflect the Participant’s proportional share of expenses related to administration of the Plan.

ARTICLE V

DISTRIBUTION EVENTS

SECTION 5.01 — UNFORESEEABLE EMERGENCY WITHDRAWALS

A Participant may make a withdrawal from his Account in the event of an unforeseeable emergency.  Such withdrawal will be paid in a single lump-sum payment as soon as administratively practicable after the withdrawal request is received by the Company and the Company, in its sole discretion, has determined that the Participant has an unforeseeable emergency within the meaning of the Plan.

The Elective Deferral Credits of the Participant will automatically stop in the event of an unforeseeable emergency withdrawal.  The Participant will be allowed to file an election to defer Compensation during the annual election period that next follows the unforeseeable emergency withdrawal.  Such election will be effective for the Plan Year following the Plan Year in which the unforeseeable emergency withdrawal occurred.

A Participant will be allowed to direct the hypothetical investments from which an unforeseeable emergency withdrawal is deemed to be drawn or, in the absence of an affirmative designation, the withdrawal will be deemed to be drawn on a pro-rata basis from the various investments of the Account.

An “unforeseeable emergency” for this purpose means a severe financial hardship resulting from an illness or accident of the Participant or his spouse or dependents (which the Participant certifies as satisfying the standards of Code § 152, without regard to subsections (b)(1), (b)(2) and (d)(1)(B)), property casualty loss to the Participant, or other similar extraordinary and unforeseeable circumstances of the Participant arising as a result of events beyond the control of the Participant, which is not covered by insurance and may not be relieved by reimbursement or compensation from insurance or otherwise, by the liquidation of other assets (provided that such liquidation would not cause an unforeseeable emergency), or by cessation of deferrals under the Plan, and which is determined, based on the relevant facts and circumstances, to qualify as an unforeseeable emergency under Code § 409A.  Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children will not, alone, be considered an unforeseeable emergency.

The amount available from a Participant’s Accounts on account of an unforeseeable emergency is limited to the amount necessary to satisfy such hardship, plus amounts necessary to pay any taxes anticipated to result from the distribution, as determined by the Company.

SECTION 5.02 — DISTRIBUTION EVENTS

A Participant’s Account will be distributed upon the first of the following distribution events to occur:

(a)                                 Mandatory Distribution.  A Participant’s Account becomes payable on the date he attains age sixty-five (65).

(b)                                 Separation from Service Distribution.  A Participant’s Account becomes payable on the date he incurs a Separation from Service.

(c)                                     Disability Distribution.  In the event of Disability a Participant’s Account will be payable twenty-nine (29) months following the date he becomes Disabled if the Participant becomes Disabled prior to January 1, 2010.  Disability will not be a distribution event if a Participant becomes Disabled on or after January 1, 2010.

(d)           Death Distribution.  A Participant’s Account becomes payable upon death as provided in Article VI.

(e)                                  Change of Control Distribution.  A Participant’s Account becomes payable upon a Change of Control.

Unless another distribution event listed above has already occurred, a Participant will receive a Fixed Date Distribution, which means the distribution of all or a portion of his Account on a date he specifies; provided that, the date specified must be prior to the date on which he attains age sixty-five (65) and subject to the following:

(a)                                 AParticipant may elect to have a percentage of his Elective Deferral Credits and/or his Employer Credits allocated to the portion of his Account to be distributed as a Fixed Date Distribution.  Such election must be made pursuant to the INITIAL ENROLLMENT SECTION of Article II and the ELECTIVE DEFERRAL CREDITS SECTION of Article III;

(b)                                 The percentage of a Participant’s Elective Deferral Credits and/or Employer Credits not allocated to the portion of his Account to be distributed as a Fixed Date Distribution will be allocated to the portion of his Account to be distributed upon the occurrence of any other distribution event, as provided in this section;

(c)                                  Annually, and pursuant to the ELECTIVE DEFERRAL CREDITS SECTION of Article III, a Participant may modify the percentage of his Elective Deferral Credits and/or Employer Credits to be allocated to the portion of his Account to be distributed as a Fixed Date Distribution;

(d)                                 Notwithstanding any other provision in the Plan, and subject to subsection (e) below, in no event shall a Participant be permitted to allocate any percentage of his Elective Deferral Credits or Employer Credits to the portion of his Account to be distributed as a Fixed Date Distribution, to the extent such Elective Deferral Credits and/or Employer Credits are allocated to his Account in the Plan Year that contains the specified date of the Fixed Date Distribution;

(e)                                  Notwithstanding subsection (d) above, to the extent a Participant has elected to defer any percentage of his Elective Deferral Credits and/or Employer Credits to the portion of his Account to be distributed as a Fixed Date Distribution, either affirmatively or by operation of the REENROLLMENT FOLLOWING A BREAK IN ELIGIBILITY SECTION of Article II or the ELECTIVE DEFERRAL CREDITS SECTION of Article III, and such amount is allocated to his Account in the Plan Year that contains the specified date of the Fixed Date Distribution, any portion that would otherwise have been allocated to the portion of his Account to be distributed as a Fixed Date Distribution, will instead be allocated to the portion of his Account that will be distributed upon the occurrence of any other distribution event, as provided in this section; and

(f)                                   A Participant may have no more than one (1) Fixed Date Distribution outstanding at any given time.

The distribution may be delayed if the Participant is a Specified Employee as provided in Article VII.

SECTION 5.03 — ACCELERATION UPON CHANGE OF CONTROL

If a Change of Control occurs while a Participant is receiving installment or annuity payments (or is scheduled to commence such payments) and the Participant had elected a more rapid payment schedule to apply in the event of a Change of Control (for example, a lump-sum payment), the more rapid payment schedule will apply following the Change of Control.  The lump-sum or annuity payable following a Change of Control will be the actuarial equivalent of the remaining payments due in the annuity payment form then being paid.

For this purpose, actuarial equivalence will be determined using the following actuarial assumptions:  Interest — the long-term rate of return most recently used by the Company for purposes of calculating pension expense under Financial Accounting Standards No. 87 (or applicable successor standards issued by FASB); Mortality — UP94, Projected to 2008 with Scale AA and blended 50/50.

SECTION 5.04 — CASH-OUT OF SMALL ACCOUNTS

If the balance of the Participant’s Accounts under this Plan does not exceed the applicable dollar amount then in effect under Code § 402(g)(1)(B) as of the distribution date then the Participant will be paid the full balance of his Accounts in a single-sum distribution in full settlement of all obligations under the Plan.  Also, if the balance (or remaining balance) of a Participant’s Accounts, together with his interest under all Aggregated Plans does not exceed the applicable dollar amount then in effect under Code § 402(g)(1)(B) as of the scheduled distribution date or any date thereafter then the Company may in its sole and absolute discretion direct that the Participant be paid the balance of his Accounts under this Plan, plus his entire interest under all Aggregated Plans, in a single-sum distribution in full settlement of all obligations under the Plan and such other plans.

ARTICLE VI

DISTRIBUTION OPTIONS

SECTION 6.01 — FORM OF DISTRIBUTION

A Fixed Date Distribution will be paid as a single lump-sum payment.

A Participant may elect to receive a distribution, other than a Fixed Date Distribution, in any of the following forms (subject to the CASH-OUT OF SMALL ACCOUNTS SECTION of Article V):

(a)                                 A single lump-sum payment.

(b)                                 A series of monthly installments over a period of either sixty (60) or one-hundred and twenty (120) months, as elected by the Participant.

(c)                                  An annuity, the form of which will be elected at the time a distribution event occurs from among one of the following actuarially equivalent payment forms:

(i)                                     A single life annuity, with an installment refund feature;

(ii)                                  A single life annuity with a term-certain period of sixty (60), one-hundred and twenty (120) or one-hundred and eighty (180) months, as elected by the Participant; or

(iii)                               A joint and survivor annuity, with an installment refund feature, with a survivor percentage of fifty percent (50%), sixty-six and two-thirds percent (66-2/3%) or one-hundred percent (100%), as elected by the Participant.

If an annuity is elected, and at the time a distribution event occurs the Participant fails to elect the form of annuity, the distribution shall be paid in a form of annuity determined as follows:

(a)                                    If the Participant is married on the Benefit Commencement Date, the form of annuity shall be a joint and survivor annuity, with an installment refund feature, with a survivor percentage of fifty percent (50%).

(b)                                    If the Participant is single on the Benefit Commencement Date, the form of annuity shall be a single life annuity, with an installment refund feature.

SECTION 6.02 — CALCULATION OF LUMP-SUM OR INSTALLMENT PAYMENTS

The amount of the single lump-sum cash payment will be determined based on the applicable portion of the Participant’s Account balance as of the actual date of distribution from the Plan.

The amount of the monthly installments will be determined by dividing a Participant’s Account as of the scheduled payment date by the scheduled number of installments.  The number of monthly installments will be reduced as necessary if the balance of the Accounts is not sufficient to support all scheduled payments (in the event of investment losses).  The final monthly payment will be enhanced as necessary to fully distribute the balance of the Participant’s Accounts (in the event of investment gains).

The installment payment stream will be treated as a single payment (made at the first scheduled payment date) for purposes of Code § 409A.

SECTION 6.03 — CALCULATION OF ANNUITY PAYMENTS

To determine the amount of any annuity payments to a Participant, the balance of his Account will be converted to an annuity using interest and mortality assumptions deemed reasonable by the Company (the same assumptions will apply with respect to all annuity payment forms).  The annuity payments will be calculated using the Account balance on the date of such conversion.

Each annuity option described above with an installment refund feature will provide that if the balance of the Account used to derive the annuity payments (without interest or adjustments) exceeds the aggregate amount of the payments under the annuity, monthly payments will be paid as a death benefit under the SURVIVOR BENEFITS SECTION of this Article until the aggregate payments to the Participant and Beneficiary equals such balance of the Account.

The annuity payment stream will be treated as a single payment (made at the first scheduled payment date) for purposes of Code § 409A.

SECTION 6.04 — DISTRIBUTION ELECTION PROCEDURES

An election regarding the form of payment under the Plan must be made in such manner and in accordance with such rules as may be prescribed for this purpose by the Company.  A distribution election will be effective only if it is received in properly completed form by the Company as part of the Participant’s first enrollment in the Plan, and will be irrevocable after the expiration of the initial enrollment period; except that, a Participant who has elected an annuity may elect an annuity form of payment prior to the distribution date.

With respect to distribution elections made prior to January 1, 2014, a Participant was allowed a separate payment form election to apply in the case of each event specified in the DISTRIBUTION EVENTS SECTION of Article V.  Further, with respect to each event specified in the DISTRIBUTION EVENTS SECTION of Article V (other than a Fixed Date Distribution), a Participant was allowed to specify a different payment form that will apply if the event occurs before or after an age specified by the Participant as part of his election.

With respect to distribution elections made after December 31, 2013, a Participant will be allowed a separate payment form election to apply in the case of each event specified in the DISTRIBUTION EVENTS SECTION of Article V.  Further, with respect to a Participant’s Separation from Service Distribution election, a Participant will be allowed to specify a different payment form that will apply if the Separation from Service occurs before or after an age specified by the Participant as part of his election.

In accordance with the requirements and procedures prescribed by the Company, a Participant may elect to defer payment (one time only with respect to each distribution event specified in the DISTRIBUTION EVENTS SECTION of Article V), provided that:

(a)                                 The election to defer must be received in properly completed form by the Company at least twelve (12) months prior to the distribution event; and

(b)                                 The deferral must be for at least five (5) years from the originally scheduled payment date provided that this requirement will not apply to an election to defer payment upon death.

Notwithstanding the timing requirements that would otherwise apply above, a Participant may change his form of payment election from any of the options specified in the FORM OF DISTRIBUTION SECTION of this Article provided that the Participant makes a new payment election by December 31, 2008.  Any election made during the period from January 1, 2008, through December 31, 2008, will apply only to amounts that would not otherwise be payable in 2008, and will not apply to the extent that the election change would cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

SECTION 6.05 — DEFAULT ELECTIONS

If a Participant fails to file a timely election as to the form of distribution, the distribution will be made in the form of a single lump-sum distribution of the full balance of the Account determined as of the date of actual payment from the Plan.

SECTION 6.06 — SURVIVOR BENEFITS

If a Participant dies prior to the full distribution of his Account, his Beneficiary will be entitled to the following survivor benefit under the Plan:

(a)                                 If the Participant dies while receiving installment payments, such installments will continue to his Beneficiary over the same period such installments would have been paid to the Participant;

(b)                                 If the Participant dies while receiving annuity payments, benefits will be paid to his Beneficiary pursuant to the form of annuity payout being made under the Plan; or

(c)                                  Otherwise, if the Participant dies prior to payment (or commencement) of a benefit under this Article, the survivor benefit will be paid according to the method elected by the Participant or, if the Participant has not made an election, in a single lump-sum payment.

The survivor benefit will be paid (or start to be paid)  to the Beneficiary on the death of the Participant consistent with Section 7.01.

ARTICLE VII

TIMING OF DISTRIBUTION

SECTION 7.01 — TIME OF DISTRIBUTION

The Company, in its sole discretion, if it deems it necessary or appropriate for administrative reasons, may defer any payment to a date later than the scheduled payment date within the calendar year or, if later, to the fifteenth (15th) day of the third calendar month following the scheduled payment date, without adjustment for deferred payment of any installment or annuity.  Earnings credits (both increase and reductions) will be reflected through the date of payment as provided above.

SECTION 7.02 —SPECIFIED EMPLOYEE

A distribution made due to a Separation from Service of a Participant who is a Specified Employee on the Separation from Service date will not under any circumstances be made prior to the first business day that is six (6) months and one (1) day following the Participant’s Separation from Service, except in the case of an intervening death of the Participant as provided in Article VI.  However, this delayed payment requirement does not apply to any distribution event other than Separation from Service.  In the event of a delayed payment to a Specified Employee, the first day of the calendar month following the Participant’s Separation from Service will be treated as the “scheduled payment date” or “date of determination” for purposes of calculating any benefit under this Plan, and the first payment made as of the first business day that is six (6) months and one (1) day following the Participant’s Separation from Service will include any catch-up payment of all monthly payments, if applicable, that would have been made to the Participant (without any adjustment for interest or earnings) from the first day of the calendar month following the Participant’s Separation from Service.

SECTION 7.03 — DISTRIBUTIONS PURSUANT TO A DOMESTIC RELATIONS ORDER

The Plan permits the benefits actually payable to a Participant to be divided with a spouse or former spouse of the Participant who meets the definition of alternate payee under ERISA § 206(d) provided that the Company determines that the domestic relations order meets the criteria of a qualified domestic relations order, as defined in ERISA § 206(d). Such domestic relations order may provide for a distribution to an alternate payee prior to payment (or commencement) of a benefit to a Participant, or while installment payments are being paid, in a form of a single lump sum payment.  The Company’s determination that a domestic relations order meets the requirements of ERISA § 206(d) will result in a distribution event and a lump sum payment for the alternate payee and the timing requirements of Section 7.01 will apply.  However, once an annuity form of benefit has commenced, the alternate payee shall not be able to receive a separate interest, and will have a shared interest in the Participant’s benefit as provided by the domestic relations order, consistent with the form of measuring life used for the annuity.

The Company will establish reasonable procedures to determine whether a domestic relations order meets the criteria of ERISA § 206(d).  Upon receiving a domestic relations order, the Company promptly will notify the Participant and an alternate payee named in the order, in writing, of the receipt of the order and the Plan’s procedures for determining the status of the order.  Within a reasonable period of time after receiving the domestic relations order, the Company will determine the status of the order and will notify the Participant and each alternate payee, in writing, of its determination.  The Company will provide notice under this paragraph by mailing to the individual’s address specified in the domestic relations order.

If any portion of the Participant’s benefit under this Plan is payable during the period the Company is making its determination of the status of the domestic relations order, a separate accounting will be made of the amount payable.  If the Company determines the order is a domestic relations order within the criteria of ERISA § 206(d) within the calendar year in which amounts are first payable following receipt of the order or, if later, before the fifteenth (15th) day of the third calendar month following the scheduled payment date, the payable amounts will be distributed in accordance with the order.  If the Company does not make its determination of the status of the order within such period, the payable amounts will be distributed in the manner the Plan would distribute if the order did not exist and the order will apply prospectively if the Company later determines the order meets the criteria of ERISA § 206(d).

The Plan will make payments or distributions required under this section by separate benefit checks or other separate distribution to the alternate payee and report the payments accordingly, provided however, that the Company may report distributions as income to the Participant for federal income tax and/or Social Security or other withholding purposes as it determines to be consistent with the requirements of the Code.

SECTION 7.04 — RIGHT OF OFFSET

Notwithstanding any other provisions of this Plan, the Company reserves the right to withhold and setoff from any distribution or payment that is due and payable to a Participant or Beneficiary under the Plan any amount owed to the Company or any Controlled Group Member by the Participant, whether such obligation is matured or unmatured and however arising, at the time of (and with priority over) any such distribution or payment to the extent that the retention or exercise of such right does not have adverse tax consequences to the Participant or Beneficiary under Code § 409A.  Further, the Company reserves the right to withhold and setoff from the Participant’s Account (even if a payment or distribution is not then due and payable) any amount owed to the Company or any Controlled Group Member by the Participant as satisfaction of such obligation of the Participant, where such obligation is incurred in the ordinary course of the service relationship between the Participant and the Company or Controlled Group Member, the amount of reduction in any of the Company’s or Controlled Group Member’s taxable years does not exceed five-thousand dollars ($5,000), and the entire reduction is made at the same time and in the same amount as the obligation otherwise would have been due and collected from the Participant.

SECTION 7.05 — DELAY OF PAYMENT UNDER CERTAIN CIRCUMSTANCES

Any payment due under the Plan as of a distribution event specified in the DISTRIBUTION EVENTS SECTION of Article V may be delayed at the discretion of the Company to the extent that the Company reasonably anticipates that if the payment were made as scheduled:

(a)                                 a deduction with respect to such payment would not be permitted to Principal Financial Group due to the application of Code § 162(m).  The payment will be made during the taxable year in which the Company reasonably anticipates or should reasonably anticipate that if the payment is made during such year, the deduction of such payment will be deductible under Code § 162(m); or

(b)                                 the making of the payment will violate federal securities laws or other applicable law.  The payment will be made at the earliest date at with the Company reasonably anticipates that the making of the payment will not cause such violation.

Any payment so delayed will be deemed to have been paid in accordance with this Article (including any delay specified therein in the case of a Specified Employee).

ARTICLE VIII

ADMINISTRATION OF PLAN

SECTION 8.01 — ADMINISTRATION

The Company is the administrator of the Plan with authority to control and manage the operation and administration of the Plan and make all decisions and determinations incident thereto. Action on behalf of the Company as administrator may be taken by any of the following:

(a)                                 Corporate Management Committee.  The Corporate Management Committee of the Company is responsible for receiving reports and reviewing the recommendations of the Human Resources Department staff and amending the Plan on an ongoing basis as it deems advisable to facilitate the administration of the Plan, or to conform the Plan to applicable laws or regulations.  The Corporate Management Committee is responsible for acting as required by the Plan and reporting such actions to the Chief Executive Officer, as required by the Chief Executive Officer.

(b)                                 Benefit Plans Investment Committee.   The Benefit Plans Investment Committee of the Company is responsible for all investment matters relating to the Plan, including the investment of assets that may (but are not required to be) set aside to hedge liabilities resulting from the Plan, and actual investment of the rabbi trust, including the selection and monitoring of investment providers (including the trustee of the rabbi trust) with respect to the Plan.  Members of the Benefit Plans Investment Committee will be appointed by the Chief Executive Officer of the Company.

Day-to-day administrative duties with respect to the Plan will be performed by the Human Resources Department.

SECTION 8.02 — CORRECTION OF ERRORS AND DUTY TO REVIEW INFORMATION

Errors may occur in the operation and administration of the Plan.  The Company reserves the right to cause such equitable adjustments to be made to correct for such errors as it considers appropriate (including adjustments to Participant or Beneficiary Accounts), which will be final and binding on the Participant or Beneficiary.

Each Participant and Beneficiary has the duty to promptly review any information that is provided or made available to the Participant or Beneficiary and that relates in any way to the operation and administration of the Plan or his elections under the Plan (for example, to review payroll stubs to make sure a contribution election is being implemented appropriately, to review benefit statements to make sure investment elections are being implemented appropriately, to review Plan booklets, prospectuses, etc.) and to notify the Company of any error made in the operation or administration of the Plan that affects the Participant or Beneficiary within a reasonable period of time after such information is provided or made available to the Participant or Beneficiary (for example, the date the information is sent by mail or the date the information is provided or made available electronically).  If the Participant or Beneficiary fails to review any information or fails to notify the Company of any error within such reasonable period of time, he will not be able to bring any claim seeking relief or damages based on the error.  If the Company is notified of an alleged error within a reasonable period of time, the Company will investigate and either correct the error or notify the Participant or Beneficiary that it believes that no error occurred.  If the Participant or Beneficiary is not satisfied with the correction (or the decision that no correction is necessary), he may file a formal claim under the claims procedures under the CLAIMS PROCEDURES SECTION of this Article.

SECTION 8.03 — CLAIMS PROCEDURES

If a Participant or Beneficiary does not feel as if he has received full payment of the benefit due such person under the Plan, the Participant or Beneficiary may file a written claim with the Company setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Vice President of Human Resources will ordinarily determine the validity of and communicate a decision regarding the claim within ninety (90) days after the date of the claim.  If additional information is necessary to make a determination on a claim, the claimant will be advised of the need for such additional information within forty-five (45) days after the date of the claim.  The claimant will have up to one hundred and eighty (180) days to supplement the claim information, and the claimant will be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. A claim is considered approved only if its approval is communicated in writing to the claimant.

A claim for benefits which is denied will be denied by written notice setting forth in a manner calculated to be understood by the claimant:

(a)                                 The specific reason or reasons for the denial, including a specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based;

(b)                                 A description of any additional material or information that is necessary to process the claim; and

(c)                                  An explanation of the procedure for further reviewing the denial of the claim and applicable time limits, including a statement of the claimant’s right to bring a civil action under ERISA § 502(a) following an adverse benefit determination on review.

Within sixty (60) days after the receipt of a denial on a claim, a claimant or his authorized representative may file a written request for an appeal of such denial.  Such appeal will be undertaken by the most senior Human Resources Leader of the Company and will be a full and fair review. The claimant will have the right to review all pertinent documents. If the claimant fails to file an appeal within 60 days of receipt of the denial on a claim, the claim will be deemed abandoned and the claimant precluded from reasserting it.

(a)         The most senior Human Resources Leader of the Company will issue a decision not later than sixty (60) days after receipt of the appeal request from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision will be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s appeal request.  The decision on the appeal will be in writing in a manner calculated to be understood by the claimant and will clearly set forth: The specific reason or reasons for the adverse determination, including a specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based;

(b)         A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(c)          A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA § 502(a).

Decisions reached under these claims and appeals procedures shall be binding on all parties, including any Beneficiary or other person claiming through a Participant.  Any legal action for benefits under the Plan may not be brought unless and until the claimant has exhausted his remedies under these procedures.  In any such legal action, the claimant may be allowed to only present evidence and theories which the claimant presented during the claims and appeals process. Any claims which the claimant does not in good faith pursue through the appeal stage of the procedure may be treated as having been irrevocably waived.

Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the appeal by the most senior Human Resources Leader of the Company.  The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

The Participant will be solely responsible for taking prompt actions in the event of disputed payments as necessary to avoid any adverse tax consequences under Code § 409A, even if action is required to be taken under Code § 409A in a more timely manner than is required under this CLAIMS PROCEDURES SECTION.

Claims for benefits upon a Disability shall be determined in accordance with the rules for determining disability claims under DOL Regulation §2560.503-1, which is hereby incorporated by reference.

SECTION 8.04 — INDEMNIFICATION

Each officer or employee responsible for the administration or operation of the Plan will be subject to the Company’s indemnity policy for employees and officers, adopted by the Board in Resolution No. 3153, or as such shall be amended or replaced from time to time.  Accordingly, and as provided in such resolution, each officer or employee will be indemnified by the Company against all damages, awards, costs and expenses, including counsel fees reasonably incurred or imposed in connection with, or resulting from, any action, suit or proceeding or the settlement thereof prior to final adjudication, to which the officer or employee is or may be made a party by reason of providing services to the Plan, whether or not the individual is an officer or employee at the time such costs or expenses are incurred or imposed.  In order to receive this indemnity, the action, suit or proceeding may not be settled unless the Company’s Chief Executive Officer or General Counsel determines such settlement was in the best interests of the Company; or in such action, suit or proceeding, there is a final adjudication of liability, which is not based upon acts that constitute gross negligence or willful misconduct on the officer or employee’s part in the performance of his or her duties with respect to the Plan.

SECTION 8.05 — EXERCISE OF AUTHORITY

The Company, the Corporate Management Committee, the Benefit Plans Investment Committee, and any other person or body who has authority with respect to the management, administration or investment of the Plan may exercise that authority in its/his full discretion.  This discretionary authority includes, but is not limited to, the authority to make any and all factual determinations and interpret all terms and provisions of this document (or any other document established for use in the administration of the Plan) relevant to the issue under consideration.  The exercise of authority will be binding upon all persons; and it is intended that the exercise of authority be given deference in all courts of law to the greatest extent allowed under law, and that it not be overturned or set aside by any court of law unless found to be arbitrary and capricious.

SECTION 8.06 — TELEPHONIC OR ELECTRONIC NOTICES AND TRANSACTIONS

Any notice that is required to be given under the Plan to a Participant or Beneficiary, and any action that can be taken under the Plan by a Participant or Beneficiary (including enrollments, changes in deferral percentages, withdrawals, distributions, investment changes, consents, etc.), may be by means of voice response, Internet, or other electronic system to the extent so authorized by the Company.

SECTION 8.07 — REIMBURSEMENT OF LEGAL FEES

If a Participant’s or Beneficiary’s claim for benefits under this Plan is denied pursuant to the CLAIMS PROCEDURES SECTION of this Article, the Company will be required to reimburse a Participant or Beneficiary who files a suit against the Company and prevails.  Any such reimbursement of legal fees shall otherwise be made no later than the March 15th immediately following the year the Participant or Beneficiary obtains the right to reimbursement which is no longer subject to a substantial risk of forfeiture.

SECTION 8.08 — TRUSTEE CONTROL UPON COMMENCEMENT OF BENEFIT PAYMENTS

Upon the commencement of benefit payments under this Plan, the Company will provide the trustee of a rabbi trust, which may be used as a funding vehicle for the benefits due under the Plan, with written directions regarding the time and form of payments due to each Participant pursuant to this Plan.  Any directions provided by the Company to the trustee will be irrevocable except to the extent the Company has provided the trustee with satisfactory evidence that:

(a)                                 the schedule provided by the Company contains an error with respect to the amount or time of payment to the Participant (in which case the Company will correct the error);

(b)                                 the payment due to the Participant has been paid directly by the Company or a Controlled Group Member;

(c)                                  the Company has a right of setoff against a scheduled payment under the RIGHT OF OFFSET SECTION of Article VII which cannot be satisfied from any other source; or

(d)                                 the Participant has engaged in felony conduct detrimental to the business of the Company.

The trustee will be obligated to follow a direction on file with it only to the extent of the assets held in the trust, and the trustee will have no obligation to seek funding of the trust from the Company or any Controlled Group Member.

ARTICLE IX

CONTRACTUAL OBLIGATIONS AND FUNDING

SECTION 9.01 — CONTRACTUAL OBLIGATIONS

The Plan creates a contractual obligation on the part of the Company and each Participating Controlled Group Member to provide benefits as set forth in the Plan with respect to:

(a)                                 Participants who hold a current agent contract with a DD 713 addendum or any successor full-time contract with the Company or that Participating Controlled Group Member;

(b)                                 Participants who held a current agent contract with a DD 713 addendum or any successor full-time contract with the Company or that Participating Controlled Group Member prior to Separation from Service; and

(c)                                  Beneficiaries of the Participants described in (a) and (b).

A Participating Controlled Group Member is not responsible for (and has no contractual obligation with respect to) benefits payable to a Participant who is or was employed with the Company or another Participating

Controlled Group Member.  If a Participant holds a current agent contract with a DD 713 addendum or any successor full-time contract with two or more employers (the Company and a Participating Controlled Group Member, or two or more Participating Controlled Group Members, etc.), either concurrently or at different times, each will be responsible for the benefit attributable to Elective Deferral Credits, Employer Credits and Transfer Credits made with respect to the period while the Participant was contracted with that employer, adjusted for earnings credits.

Principal Financial Group and the Company each will guarantee and assume secondary liability for the contractual commitment of each Participating Controlled Group Member under this Section.

In the event an employer ceases to be a Controlled Group Member with respect to the Company by reason of a stock sale, merger or similar corporate transaction involving an unrelated third party, the contractual obligation and liability for benefits that rested with such employer prior to the transaction will be retained by such employer (or its successor in interest) after it ceases to be a Controlled Group Member, unless the employer transfers such contractual obligation and liability with the consent of the affected Participant. For any Participant who continues to maintain a current agent contract with a DD 713 addendum or any successor full-time contract with an employer after it ceases to be a Controlled Group Member by reason of a sale of stock of such employer or its direct or indirect parent company, or similar corporate transaction, a Separation from Service will not have occurred solely as a result of such transaction.

In the event of a sale of substantial assets (such as a location or division, or substantially all assets of a trade or business) of the Company or a Controlled Group Member to an unrelated buyer, the Company or Controlled Group Member and the buyer may, with the consent of the Participant, agree to transfer the contractual obligation and liability for benefits with respect to any individual who becomes an Agent of the buyer or an affiliate of the buyer upon the closing or in connection with such transaction.  In such case, if agreed to by both the Company or Controlled Group Member and the buyer, the transaction will not be deemed to constitute a Separation from Service and benefits thereafter will be paid in accordance with the terms of the Plan or a successor plan established by the buyer or an affiliate in a manner consistent with Code § 409A.

SECTION 9.02 — FUNDING

The Company has established a “rabbi” trust to serve as a funding vehicle for benefits payable under the Plan.  However, neither the Company nor any Controlled Group Member will have any obligation to fund such trust.

Neither the Company nor any Controlled Group Member will transfer or contribute any funds to any rabbi trust during any “restricted period,” as defined in Code § 409A(b)(3)(B).  If any funds are transferred or contributed during a restricted period and the Company certifies in writing that such transfer or contribution was disallowed under this provision, the funds will be deemed to have been transferred or contributed under a mistake of fact and will be returned to the Company or the Controlled Group Member, along with any earnings allocable to such funds, regardless of whether the rabbi trust’s terms establish it as revocable or irrevocable.  Further, the assets of any rabbi trust hereby established will not be held or transferred outside of the United States, and the trust will not have any other feature that would result in a transfer of property being deemed to have occurred under Code § 409A (for example, there will be no funding obligation or restrictions on assets in connection with a change in financial health of the Company or any Controlled Group Member).

The establishment and funding of the rabbi trust will not affect the contractual obligations of the Company and Participating Controlled Group Members under the CONTRACTUAL OBLIGATIONS SECTION of this Article, except that such obligations with respect to any Participant or Beneficiary will be offset to the extent that payments are actually made from the trust to such Participant or Beneficiary.  In the case of any transfer of contractual obligations outside of the Controlled Group Members (including by sale of the stock of a Controlled Group Member such that it no longer remains such) under the CONTRACTUAL OBLIGATIONS SECTION of this Article, the parties may arrange for a transfer of assets to a rabbi trust maintained by the buyer or an affiliate of the buyer.

Any rabbi trust used to fund benefits payable under this Plan may be used to fund benefits payable under any other non-qualified deferred compensation plan maintained by the Company or a Participating Controlled Group Member, whether existing or established in the future.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 — AMENDMENT AND TERMINATION

The Company has the right to amend this Plan.  A Participating Controlled Group Member does not have the right to amend the Plan.  The Plan can be amended or terminated at any time and for any reason by action of the following:

(a)                                 The Corporate Management Committee may terminate the Plan or adopt any amendment to the Plan.

(b)                                 Appropriate officers of the Company are authorized to make amendments to the Plan on an ongoing basis as they deem advisable to facilitate the administration of the Plan without substantially altering the level of benefits provided or the cost of the Plan to the Company, or to conform the Plan to applicable laws or regulations; provided such amendments are reviewed by the Corporate Management Committee.

No action by any person, body or committee with amendment authority will constitute an amendment to the Plan unless it is expressly designated as an amendment to the Plan or except as provided in the MODIFICATION BY EMPLOYMENT OR SIMILAR AGREEMENT SECTION of this Article.

The Corporate Management Committee or the appropriate officers generally will determine the effective date of any amendment or termination of the Plan.  However, if Code § 409A requires a delayed effective date (for example, if an amendment changes a deferral rule in a way that must be delayed for twelve (12) months), then the amendment will be effective as of the later of the date determined by the Corporate Management Committee or the appropriate officers, or the earliest effective date allowed under Code § 409A. Also, a termination of the Plan will not be effective to cause a deferral election in place under the Plan for a Plan Year (including for Annual Incentive Pay or bonus for a fiscal year that starts within such Plan Year) to be modified or discontinued prior to the end of such Plan Year (or fiscal year), unless the Plan is terminated and liquidated pursuant to the liquidation termination provisions below.

The Plan may not be amended in a manner that has the effect of reducing the balance or vested percentage of any Participant’s or Beneficiary’s Accounts.  This will not prohibit an amendment that reduces or eliminates the benefit accrued and payable under this Plan and shifts the liability for such benefit to another nonqualified retirement plan maintained by the Company or a Controlled Group Member, or any successor, or an amendment that is required by law or for which the failure to adopt the amendment would have adverse tax consequences to the Participants affected by such amendment (as determined by the Company).

The Corporate Management Committee may terminate the Plan and provide for the acceleration and liquidation of all benefits remaining due under the Plan pursuant to Treas. Reg. Section 1.409A-3(j)(4)(ix). If such a termination and liquidation occurs, all deferrals and credits under the Plan will be discontinued (and all Active Participants will cease to be Active Participants) as of the termination date established by the Corporate Management Committee, and benefits remaining due will be paid in a lump-sum at the time specified by the Corporate Management Committee as part of the action terminating the Plan and consistent with Treas. Reg. § 1.409A-3(j) (4) (ix).  The Corporate Management Committee also may terminate the Plan other than pursuant to Treas. Reg. § 1.409A-3(j) (4) (ix).  In the event of such other termination, all deferral and credits under the Plan will be discontinued (and all Active Participants will cease to be Active Participants) as of the end of the Plan Year, but all benefits remaining payable under the Plan will be paid at the same time and in the same form as if the termination had not occurred — that is, the termination will not result in any acceleration of any distribution under the Plan.

SECTION 10.02 — MODIFICATION BY EMPLOYMENT OR SIMILAR AGREEMENT

The Company or a Participating Controlled Group Member may be a party to an employment or similar agreement with a Participant, the terms of which may enhance or modify in some respect the benefits provided under this Plan, including, but not necessarily limited to, an enhancement to or modification of the benefit amount, payment forms and/or other rights and features of the Plan.  The Plan consists only of this document and other documents contemplated under this document, but not including such employment or similar agreement. Accordingly, any contractual rights that a Participant may have to any enhancement or modification called for under an employment or similar agreement are rights that derive from such agreement and not directly from the Plan.  Nonetheless, the Plan will be applied in a manner that takes into account any enhancements or modifications called for under an enforceable employment or similar agreement as if such provisions were part of the Plan; provided that, no change can be made to the Plan by means of an employment or similar agreement that would not have been allowed by means of an amendment to the Plan (for example, an amendment inconsistent with Code § 409A).

SECTION 10.03 — EMPLOYMENT/CONTRACT STATUS

Nothing contained in this Plan gives an Agent in the Eligible Group the right to continue to contract with the Company or Controlled Group Member or to interfere with the Company’s or Controlled Group Member’s right to discharge or terminate the contract of any Agent.

SECTION 10.04 — RIGHTS TO PLAN ASSETS; TAX CONSEQUENCES

Neither the Company nor any Controlled Group Member will have any obligation whatsoever to set aside funds for the Plan or for the benefit of any Participant or Beneficiary, and no Participant or Beneficiary will have any rights to any amounts that may be set aside other than the rights of an unsecured general creditor of the Company or Controlled Group Member that employs (or employed) the Participant.

Neither the Company nor any Controlled Group Member is making any representations or promises as to the tax consequences of participation in the Plan.  Each Participant (and Beneficiary) shall be solely responsible for such tax consequences.

SECTION 10.05 — BENEFICIARIES

A Participant may designate any person (natural or otherwise, including a trust) as his Beneficiary to receive the survivor benefit (if any) payable when he dies, and may change or revoke a designation previously made without the consent of any Beneficiary.  If a Beneficiary designation is not on file, or if no designated Beneficiary survives the Participant, the Beneficiary will be the person designated by the Participant under the Associated Plan or, in the absence of a designation, the default Beneficiary under the Associated Plan.  If a primary Beneficiary becomes entitled to a survivor benefit upon the death of a Participant but dies prior to complete distribution of such benefit, the remaining benefit will be paid to any contingent Beneficiary designated by the Participant, or if there is no surviving contingent Beneficiary, the remaining benefit will be paid to the estate of the primary Beneficiary.  A Beneficiary designation must be made on such form and in accordance with such rules as may be prescribed for this purpose by the Company.  A Beneficiary designation will be effective (and will revoke all prior designations) if it is received by the Company (or if sent by mail, the post-mark of the mailing is) prior to the date of death of the Participant.

SECTION 10.06 — STATEMENTS

The Company may cause benefit statements to be issued from time to time advising Participants and Beneficiaries of the balance and/or investment of their Accounts, but it is not required to issue benefits statements.

The Company may correct errors that appear on benefit statements at any time, and the issuance of a benefit statement (and any errors that may appear on a statement) will not in any way alter or affect the rights of a Participant or Beneficiary with respect to the Plan.  Each Participant or Beneficiary has a duty to promptly review each benefit statement and to notify the Company of any error that appears on such statement within a reasonable period of time after such statement is provided or made available to the Participant or Beneficiary (for example, the date the statement is sent by mail, or the date the statement is provided or made available electronically).  If a Participant or Beneficiary fails to review a benefit statement or fails to notify the Company of any error that appears on such statement within a reasonable period of time, he will not be able to bring any claim seeking relief or damages based on the error.

SECTION 10.07 — NONALIENATION OF BENEFITS

Benefits payable under the Plan are not subject to the claims of any creditor of any Participant or Beneficiary.  A Participant or Beneficiary does not have any rights to alienate, anticipate, commute, pledge, encumber or assign any of such benefits.  The preceding sentences will also apply to the creation, assignment, or recognition of a right to any benefit payable with respect to a Participant according to a domestic relations order, except as provided in the DISTRIBUTIONS PURSUANT TO A DOMESTIC RELATIONS ORDER SECTION of Article VII.

SECTION 10.08 — CONSTRUCTION

The validity of the Plan or any of its provisions is determined under and construed according to Federal law and, to the extent permissible, according to the laws of the state in which the Company has its principal office.  In case any provision of this Plan is held illegal or invalid for any reason, such determination will not affect the remaining provisions of this Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had never been included.

In the event of any conflict between the provisions of the Plan and the terms of any contract or policy issued hereunder, the provisions of the Plan control the operation and administration of the Plan.

SECTION 10.09 — WORD USAGE

The masculine gender, where used in this Plan, will include the feminine gender and the singular words as used in this Plan may include the plural, unless the context indicates otherwise.

On behalf of the Company, this Amended and Restated Principal Select Savings Excess Plan for Individual Field, having been approved by the Corporate Management Committee of the Company, is executed this 30th day of December, 2015

By	/s/ Tammy DeHaai
Tammy DeHaai
Title: Vice President-HR Chief Operating Officer

ATTACHMENT A

PARTICIPATING CONTROLLED GROUP MEMBERS

Principal National Life Insurance Company	January 1, 2009